Exhibit 5.2

DLA Piper LLP (US) The Marbury Building 6225 Smith Avenue Baltimore, Maryland 21209-3600 www.dlapiper.com T 410.580.3000 F 410.580.3001

August 28, 2014

CareTrust REIT, Inc.

27101 Puerta Real, Suite 400

Mission Viejo, CA 92691

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We serve as special Maryland counsel to CareTrust REIT, Inc., a Maryland corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), on a registration statement of the Company on Form S-4 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) on August 28, 2014, relating to the issuance by CTR Partnership, L.P., a Delaware limited partnership, and CareTrust Capital Corp., a Delaware corporation (together, the “Issuers”), of up to $260,000,000 aggregate principal amount of 5.875% Senior Notes due 2021 (the “New Notes”) and the issuance by the Company and the other guarantors named in the Registration Statement (collectively, the “Guarantors”) of the guarantees (the “New Guarantees”) with respect to the New Notes. The New Notes and the New Guarantees will be offered (the “Exchange Offer”) upon the terms set forth in the Registration Statement and the letter of transmittal filed as an exhibit thereto, in exchange for a corresponding like principal amount of the Issuers’ outstanding 5.875% Senior Notes due 2021 (the “Old Notes”), which are guaranteed by the Guarantors (the “Old Guarantees”). The Old Notes and Old Guarantees were issued, and the New Notes and New Guarantees will be issued, pursuant to an indenture dated as of May 30, 2014 (the “Indenture”), by and among the Issuers, the Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The Exchange Offer is being consummated in order to enable the Issuers to satisfy their obligations under a registration rights agreement dated as of May 30, 2014 (the “Registration Rights Agreement”), by and among the Issuers, the Guarantors and Wells Fargo Securities, LLC, SunTrust Robinson Humphrey, Inc. and RBC Capital Markets LLC, on behalf of themselves and as representatives of the several initial purchasers referenced therein. This opinion is being provided at the Company’s request in connection with the filing of the Registration Statement.

In rendering the opinion expressed below, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

(a)	the Registration Statement;

(b)	the Indenture;

(c)	the Registration Rights Agreement;

(d)	the specimen certificate representing the New Notes;

(e)	the Articles of Amendment and Restatement of the Company filed on May 13, 2014, with the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”), and as certified by the SDAT (the “Charter”);

(f)	the Amended and Restated Bylaws of the Company, in effect on the date hereof;

CareTrust REIT, Inc.

August 28, 2014

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(g)	the proceedings of the Board of Directors of the Company or a committee thereof relating to (i) the Registration Statement, (ii) the Exchange Offer and (iii) the performance by the Company of its obligations under the New Guarantees;

(h)	a certificate executed by an officer of the Company (the “Certificate”), dated as of the date hereof, as to certain factual matters;

(i)	a certificate of the SDAT as to the good standing of the Company, dated as of a recent date; and

(j)	such other documents as we have considered necessary to the rendering of the opinion expressed below.

In examining the Documents, and in rendering the opinion set forth below, we have assumed the following: (a) each of the parties to the Documents has duly and validly executed and delivered each of the Documents and each instrument, agreement and other document executed in connection with the Documents to which such party is a signatory, and each such party’s obligations set forth in the Documents are its legal, valid and binding obligations, enforceable in accordance with their respective terms; (b) each person executing any such instrument, agreement or other document on behalf of any such party is duly authorized to do so; (c) each natural person executing any such instrument, agreement or other document is legally competent to do so; (d) the Documents accurately describe and contain the mutual understandings of the parties, there are no oral or written modifications of or amendments or supplements to the Documents and there has been no waiver of any of the provisions of the Documents by actions or conduct of the parties or otherwise; and (e) all documents submitted to us as originals are authentic, all documents submitted to us as certified or photostatic copies or telecopies or portable document file (“.PDF”) copies conform to the original documents (and the authenticity of the originals of such copies), all signatures on all documents submitted to us for examination (and including signatures on photocopies, telecopies and .PDF copies) are genuine, and all public records reviewed are accurate and complete. As to certain factual matters we have relied on the Certificate, which we assume to be accurate and complete.

Based upon the foregoing, subject to the additional assumptions, qualifications and limitations below, having regard for such legal considerations as we deem relevant, and limited in all respects to applicable Maryland law, we are of the opinion that:

1.	The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Maryland.

2.	The Company has the corporate power and authority to enter into and perform its obligations under the New Guarantees.

3.	The New Guarantees have been duly authorized by the Company.

In addition to the qualifications set forth above, the opinion set forth herein is subject to additional assumptions, qualifications and limitations as follows:

(a)	We assume that the Trustee will duly authenticate the New Notes.

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August 28, 2014

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(b)	This opinion concerns only the effect of the laws (exclusive of the principles of conflict of laws) of the State of Maryland as currently in effect. We assume no obligation to supplement this opinion if any applicable laws change after the date hereof or if any facts or circumstances come to our attention after the date hereof that might change this opinion.

(c)	We have made no investigation of, and we express no opinion as to, the laws of any jurisdiction other than the laws of the State of Maryland. To the extent that any documents referred to herein are governed by the laws of a jurisdiction other than Maryland, we have assumed that the laws of such jurisdiction are the same as the laws of Maryland.

(d)	We express no opinion as to compliance with the securities (or “blue sky”) laws or the real estate syndication laws of the State of Maryland.

(e)	This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus included in the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

DLA PIPER LLP (US)

/s/ DLA Piper LLP (US)